Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Southern States Bancshares, Inc. of our report dated March 18, 2022, relating to our audit of the consolidated balance sheets of Southern States Bancshares, Inc. and its subsidiary as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2021 appearing in the Annual Report on Form 10-K of Southern States Bancshares, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Mauldin & Jenkins, LLC
Birmingham, Alabama
December 5, 2022